 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, DATED NOVEMBER   , 2000.

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                NORDSTROM, INC.
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

                   WASHINGTON                                       91-0515058
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NUMBER)

                          1617 SIXTH AVENUE, 6TH FLOOR
                           SEATTLE, WASHINGTON 98101
                                 (206) 628-2111
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               N. CLAIRE CHAPMAN
                          1617 SIXTH AVENUE, 6TH FLOOR
                           SEATTLE, WASHINGTON 98101
                                 (206) 628-2111
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                              GREGORY L. ANDERSON
                                 WILLIAM W. LIN
                        LANE POWELL SPEARS LUBERSKY LLP
                         1420 FIFTH AVENUE, SUITE 4100
                           SEATTLE, WASHINGTON 98101
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                         PROPOSED MAXIMUM      PROPOSED MAXIMUM
      TITLE OF SECURITIES            AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
        TO BE REGISTERED              REGISTERED             UNIT(1)               PRICE(1)        REGISTRATION FEE(1)
----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value......       2,537,000              $17.75             $45,031,750             $11,889
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) and 457(h), based on the average of the high and low sales prices of the Registrant's Common Stock as reported on the New York Stock Exchange on November 13, 2000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

PROSPECTUS

                                2,537,000 Shares

                                NORDSTROM, INC.

                                  Common Stock

                           -------------------------

     This prospectus ("Prospectus") relates to the offering and proposed sale from time to time by certain persons named in this Prospectus (the "Selling Shareholders") of 2,537,000 shares of common stock, no par value per share (the "Shares") of Nordstrom, Inc. The Selling Shareholders acquired the Shares in connection with the acquisition by Nordstrom of Faconnable S.A., a French "societe anonyme" ("Faconnable"). In connection with such acquisition, Nordstrom agreed to register this offering of shares for the benefit of the Selling Shareholders. Nordstrom will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

     The Selling Shareholders directly, or through agents, dealers, underwriters, or market makers, may offer and sell from time to time all or any part of the Shares in amounts and on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the respective purchase price and public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying supplement to the Prospectus (a "Prospectus Supplement"). Offers or sales of the Shares have not been registered or qualified under the laws of any country other than the United States.

     These securities involve a high degree of risk. See "Risk Factors" beginning on page 4 for a discussion of certain factors that should be considered by prospective purchasers of the Shares offered hereby.

     The closing price of Nordstrom's common stock as reported on the New York Stock Exchange on November 13, 2000 was $17.875 per share.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

               The date of this Prospectus is November 15, 2000.

                             AVAILABLE INFORMATION

     Nordstrom is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). This information can be inspected and copies obtained (at prescribed rates) at the public reference facilities of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its Regional Offices at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Web site that contains reports, proxy and other information of Nordstrom at http://www.sec.gov. This information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Nordstrom has filed a registration statement on Form S-3 (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), concerning the Shares covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, copies of which may be obtained (at prescribed rates) or may be examined free of charge at the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Nordstrom's common stock is listed on the New York Stock Exchange under the symbol "JWN." Nordstrom furnishes its shareholders with annual reports containing financial statements audited by its independent auditors.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by Nordstrom with the Commission and are incorporated herein by reference:

          (a) Nordstrom's latest Annual Report on Form 10-K for the fiscal year ended January 31, 2000;

          (b) Nordstrom's Quarterly Reports on Form 10-Q for the quarters ended April 30, 2000 and July 31, 2000;

          (c) Nordstrom's Current Reports on Form 8-K filed with the Commission on September 7, 2000 and October 11, 2000; and

          (d) The description of Nordstrom's common stock contained in the Registration Statement on Form 8-A filed with the Commission on June 2, 1999.

     All documents filed by Nordstrom pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall also be deemed to be incorporated by reference into this Prospectus.

     Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement, this Prospectus, or any other subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     Nordstrom hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Such requests should be directed to N. Claire Chapman, Nordstrom, Inc., 1617 Sixth Avenue, 6th Floor, Seattle, Washington 98101, telephone number (206) 628-2111.

                                NORDSTROM, INC.

     Nordstrom, Inc. is a specialty retailer selling a wide selection of apparel, shoes and accessories for women, men and children. Most of Nordstrom's merchandise categories are offered in each of its 77 large fashion specialty stores currently located in 23 states. In addition, Nordstrom operates 37 clearance stores in 16 states under the name "Nordstrom Rack," one clearance store in Arizona under the name "Last Chance Shoes and Apparel," 23 specialty stores under the name "Faconnable" located primarily in Europe, and 2 free-standing shoe stores in Hawaii. Nordstrom's marketing philosophy is to offer a wide selection of merchandise, to create customer loyalty by providing a high level of customer service and to respond rapidly to local market conditions and fashion trends. Nordstrom's principal executive offices are located at 1617 Sixth Avenue, Seattle, Washington, 98101, and its telephone number is (206) 628-2111. Nordstrom's common stock is traded on the New York Stock Exchange under the symbol "JWN."

                              RECENT DEVELOPMENTS

     On October 24, 2000, Nordstrom completed its acquisition of Faconnable S.A., of Nice, France. Faconnable is a French designer, wholesaler and retailer of high quality men's and women's apparel and accessories. The purchase price of approximately $163.9 million consists of two parts: $88.0 million in cash, and 5,074,000 shares of newly-issued Nordstrom common stock. Nordstrom may also have to make an additional cash payment to the sellers five years after the acquisition closes based on the performance of the Faconnable brand and the continued active involvement of the principals in Faconnable.

     On October 23, 2000, Nordstrom issued $300.0 million aggregate principal amount of Nordstrom's 8.95% Senior Notes due October 15, 2005 (the "Notes"). Interest on the Notes will accrue from October 23, 2000 and will be payable semiannually, on each April 15 and October 15, beginning April 15, 2001. Nordstrom has the option to redeem all or a portion of the Notes at any time. Total net proceeds to Nordstrom (after deduction of underwriting discounts and commissions and expenses payable by Nordstrom) is estimated to be approximately $296.8 million.

     In August 2000, Nordstrom appointed Blake W. Nordstrom as President and Bruce A. Nordstrom as Chairman of the Board of Directors of Nordstrom following John J. Whitacre's resignation as Chief Executive Officer and Chairman of the Board of Directors of Nordstrom. At the same time, Michael A. Stein, former Executive Vice President and Chief Financial Officer, left Nordstrom. Nordstrom is engaged in a search for a new Chief Financial Officer. In September 2000, Martha S. Wikstrom, Executive Vice President and President of the Full Line Stores Group, and F. Richard Lennon, Vice President and Chief Information Officer, resigned. Under Nordstrom's severance policy, Nordstrom estimates that it will incur approximately $13.0 million in severance expenses, including a non-cash charge of approximately $3.0 million for the acceleration of certain restricted stock grants, during the quarter ended October 31, 2000, to cover severance charges to Mr. Whitacre, Ms. Wikstrom, Mr. Lennon and Mr. Stein.

     Nordstrom recently announced its unaudited, preliminary results for the third quarter ended October 31, 2000. These results included net sales of $1.25 billion, and a net loss of $3.3 million, or $0.03 per share.

     During the quarter ended July 31, 2000, Nordstrom recorded a charge of $10.5 million related to the impairment of its investment in Streamline.com, Inc. An additional charge of approximately $20.7 million was incurred in the quarter ended October 31, 2000 to recognize a further decline in the market value of this investment. Nordstrom expects to write-off the remaining $1.7 million of this investment in the fourth quarter ending January 31, 2001. In addition, a charge of approximately $10.2 million was incurred in the third quarter ended October 31, 2000 for the write-off of certain information technology systems.

                                  RISK FACTORS

     Statements made in this filing that are not historical facts are forward looking information that involve risks and uncertainties. Forward-looking statements typically are identified by the use of such terms as "may," "will," "expect," "believe," "anticipate," "estimate," "plan" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, which include, but are not limited to, the following: Nordstrom's ability to predict fashion trends, Nordstrom's ability to determine and implement appropriate merchandising strategies, merchandise flow and inventory turnover levels, consumer apparel buying patterns, Nordstrom's ability to control costs and expenses, Nordstrom's ability to overcome technological problems, changes in interest rates; changes in buying, charging and payment behavior among Nordstrom's customers, trends in personal bankruptcies and bad debt write-offs, employee relations, adverse weather conditions and other hazards of nature such as earthquakes and floods, Nordstrom's ability to continue its store, brand and line expansion plans, and the impact of competitive market forces.

     Unexpected Changes in Fashion Trends; Prior Season Inventories. Fashion trends can change rapidly and there can be no assurance that Nordstrom will accurately anticipate shifts in fashion trends and adjust its merchandise mix to appeal to changing consumer tastes in a timely manner. If Nordstrom misjudges the market for its products or is unsuccessful in responding to changes in fashion trends or in market demand, Nordstrom could experience insufficient or excess inventory levels, missed market opportunities or higher markdowns, any of which would have a material adverse effect on Nordstrom's financial condition and results of operations.

     Business Factors and Competitive Conditions. Nordstrom's business is highly competitive. Its stores compete with other national, regional and local retail establishments within its operating areas which carry similar lines of merchandise, including department stores, specialty stores, boutiques, and mail order and internet businesses. Nordstrom believes the principal methods of competing in its industry include customer service, value, fashion, advertising, store location and depth of selection.

     Seasonality/Volatility of Fashion Retailer Industry. Due to Nordstrom's anniversary sale in July and the holiday season in November and December, Nordstrom generates a high proportion of sales and operating income during the second and fourth quarters of the fiscal year. In addition, Nordstrom and other fashion retailers rely on the expenditure of discretionary income for most, if not all, of their sales. Any downturn, whether real or perceived, in economic conditions or prospects could adversely affect consumer spending habits and Nordstrom's sales and results of operations.

     Dividend Policy. Nordstrom paid $0.32 cash dividends per share to its common shareholders in the fiscal year ended January 31, 2000 and $0.08, $0.09 and $0.09 cash dividends per share in the first, second and third fiscal quarters of fiscal year 2000, respectively. There can be no assurance that Nordstrom will pay any dividends on Nordstrom common stock in the future.

     Market Risk; Certain Investment Limitations. Nordstrom common stock is listed for trading on the NYSE. The prices at which shares of Nordstrom common stock trade, however, may depend upon many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, Nordstrom, Inc. No assurance can be given that a holder of shares of Nordstrom common stock will be able to sell such shares at any particular price. In addition, certain institutional investors may operate under restrictions that may prohibit or limit their ability to invest in Nordstrom common stock.

                                USE OF PROCEEDS

     Nordstrom will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

     The Selling Shareholders and Nordstrom are parties to a Share Purchase and Contribution Agreement (the "Agreement"), which generally provides for the sale of the shares of Faconnable S.A. held by the Selling Shareholders to Nordstrom. In consideration for their shares of Faconnable S.A., the Selling Shareholders received $88.0 million in cash and 5,074,000 shares of Nordstrom common stock. Pursuant to the Agreement, Nordstrom agreed to file a registration statement with the Commission covering fifty percent (50%) of Nordstrom's common stock acquired by the Selling Shareholders under the Agreement and to indemnify the Selling Shareholders against claims made against him or her arising out of, among other things, statements made in the Registration Statement. Nordstrom has agreed to cause the Registration Statement to remain effective until October 23, 2001, or until all the Shares are sold, whichever is earlier.

     As of October 24, 2000, the Selling Shareholders beneficially owned 5,074,000 shares of common stock of Nordstrom, 2,537,000 of which are covered by this Prospectus. Because each Selling Shareholder may sell all or part of their Shares pursuant to this Prospectus, and this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number and percentage of shares of Nordstrom common stock that will be held by the Selling Shareholders upon termination of this offering. No Selling Shareholder has had any position or office with Nordstrom within the past three years.

     Since 1989, Faconnable S.A. and Nordstrom have been parties to a license agreement under which Nordstrom was granted an exclusive license in the United States to use the Faconnable trademarks and designs for the marketing, distribution and retail sale of men's clothing and accessories. The license was expanded in 1995 to include women's clothing and accessories. The license was further expanded in 1999 to include footwear and to expand the distribution channels to include catalog and Internet sales.

     Since May 6, 1993, Nordstrom and Faconnable S.A. have jointly owned and operated Stromnable, Inc., a Delaware corporation, whose purpose was to establish, merchandise and operate boutiques selling clothing and accessories. Also, since May 7, 1993, Faconnable S.A. and Stromnable, Inc. have been parties to a Management Services Agreement, pursuant to which Faconnable S.A. provides certain management services to Stromnable, Inc. at cost upon request.

     The following table sets forth the name of each Selling Shareholder, the number of Shares of Nordstrom common stock beneficially owned by each Selling Shareholder, and the number of Shares to be offered by each Selling Shareholder:

                                                       NUMBER OF SHARES     NUMBER OF SHARES REGISTERED
                       SELLER                         BENEFICIALLY OWNED          FOR SALE HEREBY
                       ------                         ------------------    ---------------------------
Jean-Pierre Benaym..................................      1,721,268                    860,634
Stephane Benaym.....................................        282,164                    141,082
Edouard-David Benaym................................        281,230                    140,615
Jean-Pierre Benaym as custodian for Ilan Benaym,
  until the age of majority under French law........        246,593                    123,296
Albert Goldberg.....................................      1,999,571                    999,786
Olivier Goldberg....................................        181,633                     90,816
Arthur Goldberg.....................................        180,999                     90,500
Albert Goldberg as custodian for Jean Albert Nils
  Goldberg, until the age of majority under French
  law...............................................        180,542                     90,271
                                                          ---------                  ---------
  Total.............................................      5,074,000                  2,537,000
                                                          =========                  =========

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Shareholders or by donees, pledgees or transferees, directly or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or the purchasers of

Shares for whom they may act as agent. The Shares or any part of the Shares may be sold in amounts and on terms to be determined at the time of sale, including, without limitation, block trades, in the over-the-counter market, through an exchange or otherwise, in negotiated transactions, through put or call option transactions, short sales of Shares or a combination of methods of sale, at negotiated prices or at or relating to quoted market prices then prevailing. Each Selling Shareholder, together with any agent of the Selling Shareholder, reserves the sole right to accept or reject in whole or in part any proposed purchase of the Shares. The Selling Shareholders will pay any sales commissions or other seller's compensation applicable to such transactions. All proceeds of any sale transactions will go to the Selling Shareholders.

     To the extent required, the amount of the Shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by Nordstrom in a Prospectus Supplement accompanying this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement. The Selling Shareholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act. Offers or sales of the Shares have not been registered or qualified under the laws of any country other than the United States.

     Under applicable rules and regulations under the Exchange Act any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of two to nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Shareholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders or any such other person. All of the foregoing may affect the marketability of the Shares and the brokers' and dealers' ability to engage in market-making activities with respect to the Shares.

     Pursuant to the Agreement, the Selling Shareholders have agreed to pay, or reimburse Nordstrom for, all costs and expenses incurred in connection with registration of the Shares, including, without limitation, printing expenses, reasonable attorneys', accountants' and other professional fees, fees to underwriters and investment bankers, underwriting discounts and selling expenses, and all registration, qualification and filing fees. Pursuant to the Agreement, Nordstrom has agreed to indemnify the Selling Shareholders against liabilities to which the Selling Shareholders may become subject under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Shares offered by this Prospectus will be passed upon by Lane Powell Spears Lubersky LLP, Seattle, Washington. D. Wayne Gittinger, a partner in that firm, is also a director of Nordstrom. As of the date of this Prospectus, members of the firm beneficially owned, directly or indirectly, a total of approximately 10,500,000 shares of Nordstrom's common stock.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from Nordstrom, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report on the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a restatement of such consolidated financial statements to reflect an accrual for sales returns), and in their report on the consolidated financial statement schedule, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

     No person has been authorized to give any information or make any representations other than those contained in this Prospectus in connection with the offering herein contained and, if given or made, such information or representations must not be relied upon as having been authorized by Nordstrom or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of Nordstrom since the date hereof.

                           -------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................   1
Incorporation of Certain Documents by
  Reference...........................   1
Nordstrom, Inc........................   2
Recent Developments...................   2
Risk Factors..........................   3
Use of Proceeds.......................   3
Selling Shareholders..................   4
Plan of Distribution..................   4
Legal Matters.........................   5
Experts...............................   5

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                2,537,000 Shares

                                NORDSTROM, INC.

                                  Common Stock
                           -------------------------

                                   PROSPECTUS

                           -------------------------
                               November 15, 2000

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an itemized statement of the amounts of all expenses in connection with the sale and distribution of the Shares. Except for the registration fee, all such amounts are estimates.

                                                              AMOUNT
                                                              -------
SEC Registration fee........................................  $11,889
Legal fees and expenses.....................................   20,000
Accountants fees and expenses...............................    9,000
Miscellaneous expenses......................................    5,000
                                                              -------
  Total.....................................................  $45,889
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Article XI of the Registrant's Amended and Restated Bylaws provides for indemnification of the Registrant's directors, officers, employees and agents to the fullest extent permitted by Washington law.

     Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article IX of the Amended and Restated Articles of Incorporation of the Registrant eliminates any personal liability of a director to the Registrant or its shareholders for monetary damages for conduct as a director, except for any liability for any acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for conduct violating RCW 23B.08.310, for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled, or for any act or omission occurring prior to the date when Article IX of the Amended and Restated Articles of Incorporation of the Registrant became effective. If the Washington Business Corporation Act is subsequently amended to change in a manner affecting the Registrant's power to eliminate or limit the liability of a director to the Registrant, then, upon the effective date of the amendment and without further act: (i) if the amendment permits further elimination or limitation of liability, the liability of a director shall be additionally eliminated and limited to such further extent, or (ii) if the amendment changes the power to eliminate the liability of a director in any other respect, the liability of a director shall be eliminated and limited with respect to acts or omissions occurring after the effective date of the amendment to the fullest extent permitted by the Washington Business Corporation Act as so amended. Article IX of the Amended and Restated Articles of Incorporation of the Registrant also contains a provision that no amendment or repeal of the Amended and Restated Articles of Incorporation of the Registrant shall adversely affect any right or any elimination or limitation of liability of a director existing immediately prior to the amendment or repeal.

     Officers and directors of the Registrant are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

ITEM 16. EXHIBITS

    EXHIBIT
      NO.                         DESCRIPTION OF EXHIBIT
    -------                       ----------------------
      2.1      Share Purchase and Contribution Agreement dated as of
               September 27, 2000 by and among Nordstrom, Inc., Nordstrom
               European Capital Group, and the Selling Shareholders of
               Faconnable S.A.*
      2.2      Amendment to the Share Purchase and Contribution Agreement
               dated as of October 20, 2000 by and among Nordstrom, Inc.,
               Nordstrom European Capital Group, and the Selling
               Shareholders of Faconnable S.A.*
      5.1      Opinion of Lane Powell Spears Lubersky LLP
     23.1      Consent of Lane Powell Spears Lubersky LLP (contained in the opinion filed as Exhibit 5.1)
     23.2      Consent of Deloitte & Touche LLP
     24.1      Power of Attorney (contained on signature page)

-------------------------
* Nordstrom hereby undertakes to furnish supplementally a copy of omitted exhibits and schedules to the Commission upon request.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on November 14, 2000.

                                          NORDSTROM, INC.

                                          By     /s/ BLAKE W. NORDSTROM
                                            ------------------------------------
                                                     Blake W. Nordstrom
                                                         President

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Nordstrom, Inc. and each of us, do hereby constitute and appoint Blake W. Nordstrom, our true and lawful attorneys and agents, with power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, and any and all amendments (including post-effective amendments) hereto, and all documents relating hereto or thereto, including one or more registration statements that may be filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto; and we do hereby ratify and confirm all that the said attorney and agent, or his substitute or substitutes shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the 14th day of November, 2000.

               /s/ BRUCE A. NORDSTROM                  Chairman of the Board of Directors (Principal
-----------------------------------------------------                Executive Officer)
                 Bruce A. Nordstrom

                /s/ MICHAEL G. KOPPEL                    Vice President, Corporate Controller, and
-----------------------------------------------------    Acting Chief Financial Officer (Principal
                  Michael G. Koppel                          Financial and Accounting Officer)

               /s/ D. WAYNE GITTINGER                                     Director
-----------------------------------------------------
                 D. Wayne Gittinger

             /s/ ENRIQUE HERNANDEZ, JR.                                   Director
-----------------------------------------------------
               Enrique Hernandez, Jr.

                /s/ ANN D. MCLAUGHLIN                                     Director
-----------------------------------------------------
                  Ann D. McLaughlin

                /s/ JOHN A. MCMILLAN                                      Director
-----------------------------------------------------
                  John A. McMillan

                /s/ JOHN N. NORDSTROM                                     Director
-----------------------------------------------------
                  John N. Nordstrom

             /s/ ALFRED E. OSBORNE, JR.                                   Director
-----------------------------------------------------
               Alfred E. Osborne, Jr.

             /s/ WILLIAM D. RUCKELSHAUS                                   Director
-----------------------------------------------------
               William D. Ruckelshaus

                /s/ BRUCE G. WILLISON                                     Director
-----------------------------------------------------
                  Bruce G. Willison